EXHIBIT 10.18

BANGALORE AFFIX STAMP DUTY RS 300/-

VENDOR MASTER SERVICES AGREEMENT
NUMBER BOR-189677

THIS VENDOR MASTER SERVICES AGREEMENT (the “Agreement”) is entered into on ____________ and effective as of July 5, 2013 (the “Effective Date”) between QUALCOMM INDIA PRIVATE LTD., a company constituted under the laws of India and having its registered office at DEF Centre. 3rd Floor. Parliament Street. New Delhi India 110001 and having its place of business at Building No.8. 5th floor. Raheja IT Park Hitec City. Madhapur. Hyderabad Andhra Pradesh 500 081, India and its place of business at Plot No 125 — 127. EPIP IInd Phase. Whitefield. Bangalore -560066 (hereinafter referred to as “Qualcomm” which expression shall. unless repugnant to the context or meaning thereof, be deemed to mean and include the successors and permitted assigns of Qualcomm India Private Ltd., as well as divisions, subsidiaries and affiliates of Qualcomm India Private Ltd. and their successors and assigns), and Borqs Software Solutions Pvt. Ltd., a company incorporated under the Companies Act 1956, having its registered office al Prestige Al Kareem. Ground Floor. 113 Edward Road. Bangalore 560052. India (hereinafter referred to as “Service Provider” which expression shall. unless repugnant to the context or meaning thereof. be deemed to mean and include its successors and permitted assigns). Qualcomm and Service Provider are hereinafter referred to in this Agreement individually as a “Party” and collectively as “Parties”.

In consideration of the promises and mutual covenants set forth below, and for other valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1.	SERVICES

Service Provider shall provide services in accordance with the terms and conditions of this Agreement (“Services”). Such Services shall be performed pursuant to statement(s) of work mutually agreed upon and executed by the Parties, which will set forth the detailed description of the work. Schedules, deliverables and consideration for each project authorized under this Agreement (each a “SOW”). Services will he provided from the Service Provider’s facility in accordance with the terms of this Agreement and any applicable SOW.

To the extent that an affiliate of Qualcomm requests Services and executes a SOW with Service Provider under this Agreement the Service Provider and that affiliate shall be deemed to have executed a Vendor Master Services Agreement on identical terms as this Vendor Master Services Agreement except that references to Qualcomm shall he deemed to be references to the affiliate.

2.	CONSIDERATION

All Services shall he paid for in accordance with Exhibit A (Service Fees and Reimbursement) and the applicable SOW. Except as authorized and ordered by a fully-executed shall not be obligated to compensate Service Provider for services provided, items or data delivered, or costs incurred, and Service Provider shall not be obligated to perform or deliver services, or otherwise incur costs.

3.	DELAYS

Service Provider shall notify Qualcomm immediately in writing of any delay or anticipated delay in its performance of Services, the reason for and anticipated length of the delay, and an initial proposal for remedying the delay. The Parties may in their sole discretion, extend the date of performance in a writing signed by both Parties. Service Provider shall not be eligible under any circumstances for additional consideration due to any such extension of time unless otherwise agreed to in writing by Qualcomm in its sole discretion.

4.	ACCEPTANCE

Service Provider shall provide each deliverable required in a SOW for acceptance by Qualcomm. Any relevant acceptance criteria will be described in such SOW. Acceptance of the Services or any deliverable shall occur upon Qualcomm providing written acceptance of all deliverables required under such SOW. Service Provider acknowledges that Qualcomm’s payment in accordance with the SOW does not constitute acceptance. Such acceptance will occur only as stated in this Section 4 or by way of a fully-executed SOW.

5.	SERVICES

(a) Performance. The manner and means by which Service Provider chooses to complete the Services are in Service Provider’s sole control: provided, however, that Service Provider shall perform the Services to the satisfaction of Qualcomm and in accordance with the highest standards of professionalism in Service Provider’s industry and that Service Provider has performed a background check of all Service Provider’s employees/personnel that will have access to the Qualcomm network and data. In performing the Services. Service Provider shall provide its own equipment, tools and other materials at its own expense and shall determine the appropriate location, place and time for such performance. Qualcomm shall not be responsible I’m any loss to an) of the Service Provider’s equipment, tools and other materials during the performance of Services. Qualcomm shall notify Service Provider ii Qualcomm believes that the performance or conduct of any person employed, hired or retained by Service Provider to perform under this Agreement is unsatisfactory. Within two (2) business days of receiving Qualcomm’s notice. Service Provider shall take such actions as necessary to implement a remedial plan to substantially improve the performance or conduct of such person or shall reassign and replace such person.

(b) Dedicated Personnel. Both Parties agree that continuity of Service Provider’s personnel assigned to perform the Services is essential for timely completion and quality of the Services. To the extent it is commercially reasonable, those personnel assigned to perform the Services shall continue to do so. In the event that a change of personnel is required. Service Provider shall: (i) immediately notify Qualcomm of such a change, (ii) ensure that a lull knowledge transfer occurs between new and incumbent personnel without cost to Qualcomm, and (iii) ensure that any new personnel have the skills and experience necessary to perform the Services.

(c) Subcontractors. Service Provider shall perform the Services only through its employees. Should there be any requirement for Services to he performed by third-party subcontractors. Service Provider shall first obtain prior written consent from Qualcomm procurement or legal and ensure that all subcontractors execute written agreements with Service Provider containing provisions necessary to comply with Sections 7 (Confidentiality), 8 (Proprietary Rights). 9 (Representations, Warranties and Conditions) and 14 (Export Compliance Assurance) of this Agreement. Service Provider shall at all times be responsible for the acts and omissions of subcontractors and personnel directly or indirectly employed by them and the performance or all the Services, whether performed by Service Provider or its subcontractors. This Agreement shall not give rise to any contractual relationship between Qualcomm and a subcontractor to Service Provider, unless Qualcomm chooses in its discretion to join as a party to the agreement entered into between the Service Provider and the subcontractor in which case Service Provider shall ensure that the necessary agreements are signed to protect Qualcomm’s rights and remedies against such subcontractor. Qualcomm shall not undertake any obligation to pay or to be responsible for the payment or any sums or provision of any amenities to any subcontractor or its employees or personnel. Service Provider shall indemnify Qualcomm and hold Qualcomm harmless against all losses, damages, expenses and costs incurred or suffered by Qualcomm directly or indirectly attributable to any act or omission on the part of any subcontractor.

2

(d) Obligations of Service Provider

(i)	Compensation and Benefits to Employees/Personnel and Applicable Taxes. All employees/personnel shall be employees or the Service Provider. Service Provider will he required to confirm the employees/personnel status on the Employees/Personnel Confirmation Form (Exhibit B). Service Provider shall be solely responsible for (1) payment or all compensation to the employees/personnel in compliance with all applicable laws. (2) the withholding or all applicable taxes from such compensation and the payment of all such withheld amounts to the appropriate agencies or authorities within the statutory timeline stipulated, and of all legally required payments including, but not limited to income tax, provident fund, gratuity, employee State Insurance and labour welfare fund contributions (Service Provider shall produce receipts evidencing such payments as and when required by Qualcomm). (3) providing the employees/personnel with all benefits required by and under relevant law, including but not limited to Provident Fund, gratuity, bonus and maternity benefit and medical bonus, to the extent applicable, and additionally providing the employees/personnel with all necessary and appropriate benefits commensurate with their employment by the Service Provider.

(ii)	Compliance with Qualcomm’s Safety and Security Rules. Service Provider agrees that it employees/personnel will at all times comply with all known safety and security rules and regulations reasonably established by Qualcomm.

(iii)	Compliance With Applicable Laws. Service Provider agrees and warrants that it will comply with all requirements of all applicable laws, regulations or standards applicable to its properties, employees/personnel or the operation of its business. Qualcomm shall have no liability for any of Service Providers debts, liabilities or obligations including the Service Providers liability for (1) non procurement of any applicable license and generally not complying with applicable laws : (2) non-compliance with the Maternity Benefit Act including payment of maternity benefits and other obligations thereunder: (3) lack of registration under the relevant state Shops and Establishments legislation and compliance with the provisions set out thereunder and (4) non- compliance with laws relating to Provident Fund. Gratuity, Employee State Insurance, bonus and labour welfare fund contributions and other statutory benefits, to the extent applicable.

(iv)	Work Authorization. Service Provider represents that, prior to placement of each employees/personnel, it has verified employment authorization for each such employees/personnel who will he providing services to Qualcomm for the duration of the assignment. In the case of foreign nationals needing sponsored work authorization. Service Provider shall obtain and shall ensure proper work authorization remains in force for all employees/personnel who are providing services to Qualcomm. Qualcomm reserves the right to request further documentation and to conduct audits to ensure that Service Provider is in compliance with the Indian immigration and work permit laws.

3

(v)	Employees/Personnel Background Checks. Qualcomm at its sole discretion, may conduct background checks or request Service Provider to conduct background checks. Qualcomm will inform Service Provider if any background check is required and prior to any Qualcomm background check being initiated.

(vi)	Inadvertent or Intentional Disclosures. For the purpose of avoiding any inadvertent or intentional disclosures of Qualcomm’s proprietary or confidential information by employees/personnel: (1) during any period of time that the employees/personnel arc performing Services under this Agreement, such employees/personnel shall not be performing services for any third party without the express written authorization of the Qualcomm Program Manager:

(vii)	Compliance with Anti-Corruption Laws. Service Provider represents and warrants to Qualcomm that, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving Qualcomm, Service Provider, and everyone acting on its behalf including its employees/personnel, will comply with and will not violate any Indian or other anti-corruption law or international anti-corruption standards. including but not limited to the U.S. Foreign Corrupt Practices Act, in connection with the services it has agreed to perform under this Agreement Service Provider represents and warrants to Qualcomm that Service Provider has not, and covenants and agrees that it will not in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving. Qualcomm make, promise, or offer to make any payment or transfer anything of value, directly or indirectly to any individual to secure an improper advantage. It is the intent of the panics that no payments or transfer of value shall be made which have the purpose or effect of public or commercial bribery acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means or obtaining or retaining business.

(viii)	Remedies for Violation of Obligations of Service Provider / Remedies Nonexclusive. If Service Provider violates any of the provisions of this Clause 5 (Obligations of Service Provider) with respect to any employees/personnel, Service Provider agrees that as a nonexclusive remedy Qualcomm is entitled to deduct all prior lees paid by Qualcomm to Service Provider for each such employees/personnel. Service Provider also agrees that Qualcomm may deduct such lees from any outstanding or future invoices of Service Provider. The panics agree that the remedies listed in this section are in addition to any other remedies available to Qualcomm in law, equity or pursuant to this Agreement.

6.	CHANGES

From time to time during the course of performing the Services, either Party may submit to the other Part) a written request for a change in the Services (a “Change Request”). Neither Party shall be obligated by any Change Request unless agreed in writing by both Parties. Service Provider shall not commence work related to any Change Request until executed by both Parties. Service Provider expressly waives any consideration or payment for any change not authorized in writing by Qualcomm.

4

7.	CONFIDENTIALITY

(a) Qualcomm Confidential Information. Qualcomm may from time to time communicate to Service Provider, or Service Provider may otherwise gain access to certain confidential information, including but not limited to business and/or technical information with respect to Qualcomm’s operations, business plans and/or intellectual property (the “Information”). In addition to any other confidentiality obligations that apply to such Information in any separate non-disclosure agreement entered into by the Parties for Services performed under this Agreement (as per format provided by Qualcomm), Service Provider and its employee/personnel shall treat all Information as confidential, whether or not so identified, and shall not disclose, or permit the disclosure of any Information without the prior written consent of Qualcomm. Service Provider shall limit the use and disclosure of the Information within its organization to the extent necessary to perform the Services. By agreement, • Service Provider shall ensure that any of its personnel/employees or others to whom it gives access to the Information under the terms or this Agreement shall (i) have executed an Acknowledgment of Proprietary Information and Confidentiality Obligations written agreement with Service Provider as per Exhibit C hereto prior to the date that any such personnel/employees performs any services at Qualcomm and shall provide a signed copy of each such form to Qualcomm and (ii) at the request of Qualcomm, shall execute a written agreement directly with Qualcomm obligating such employees /personnel to comply with the obligations of confidentiality set forth in this Section 7. The terms of this Agreement are in addition to the Icons of any nondisclosure agreement currently in effect between Qualcomm and Service Provider, and in the event °fatty inconsistency between the terms of such agreements those terms which are most protective of the Information shall prevail. Notwithstanding the foregoing, Service Provider may disclose Information to Qualcomm-approved subcontractors or Service Provider, provided that (i) Service Provider notifies Qualcomm in advance that Service Provider desires to make such disclosure to such subcontractor and has received from Qualcomm a written approval for the making of such disclosure, (ii) Service Provider warrants that all Information to be disclosed to such subcontractor shall be disclosed on a strict need-to-know basis only and (iii) each Qualcomm-approved subcontractor has agreed in writing to be under a contractual duty to hold Information disclosed by Service Provider to them, and any Work Product (as defined below) provided by such subcontractor to Qualcomm. confidential to Qualcomm, at least to the same extent as Service Provider is obligated to keep such Information confidential to Qualcomm under this Agreement including under the terms of any separate non-disclosure agreement entered into by the Parties for Services to be performed under this Agreement. Service Provider shall be responsible for any improper disclosure or use of Information made by any such subcontractors to the same extent as it- Service Provider itself had made such improper disclosure or use. Furthermore. Service Provider agrees, at its sole cost and expense, to undertake all measures (including but not limited to the potential immediate initiation of any court proceedings) to restrain such subcontractors from any prohibited or unauthorized disclosure or use of the Information. The foregoing obligations of this Section 7 shall not apply to any Information that has been or is, through no fault of Service Provider hereafter disclosed in publicly available sources of information. The terms of this Agreement are in addition to the terms of any separate nondisclosure agreement in effect between Qualcomm and Service Provider, and in the event of any inconsistency between the terms or such agreements, those terms which are most protective of the Information shall prevail. With respect to work or other activities to be performed by or for Service Provider under this Agreement, the terms in any such separate nondisclosure agreement between Qualcomm and Service Provider shall be binding for the longer of (i) the termination date of this Agreement plus two (2) years thereafter, or (ii) the term of such separate non-disclosure agreement.

5

(b) Confidentiality of Work Product. Service Provider shall not disclose to any part), including but not limited to any subcontractor. without the prior written consent of Qualcomm any of ( i) Service Provider’s works of authorship, discoveries, inventions and innovations resulting from performance or the Services; (ii) any work in progress and all deliverables created issued or delivered to Qualcomm under any SOW: or (iii) any proposals, research, records, reports, recommendations, manuals, training materials, findings, evaluations, forms, reviews, information, data, computer programs and software originated or prepared by Service Provider for or in the performance or the Services (the items listed in clauses (i), (ii), and (iii) being hereinafter referred to collectively- and severally as “Work Product”).

(c) Terms of Agreement. Without the express prior written consent of Qualcomm Corporate Communications, Service Provider shall not make use of any Qualcomm trademark, trade name or logo, or publicize or disclose the existence or terms of this Agreement to any third party (other than its accountants and attorneys) by any method including but not limited to any news release, advertisement, publicity or promotional material, except as required by law or a valid court order.

8.	PROPRIETARY RIGHTS

(a) Rights to Information. Service Provider acknowledges and agrees that all Qualcomm Information shall remain the property of Qualcomm and no license, express or implied, to use an) of Qualcomm’s Information or other intellectual property is granted under this Agreement, except as specifically required to perform the Services under this Agreement for Qualcomm.

(b) Works Made for Hire. Service Provider hereby agrees that any Work Product which is a work of authorship (including but not limited to any computer program or software) and has been created by Service Provider based on work performed by Service Provider under this Agreement shall, to the maximum extent permitted tinder applicable law be a “work made for hire”. Such Work Product shall be deemed to be a work that has been specially ordered or commissioned by Qualcomm for use as it’ applicable, a contribution to a collective work, as part of an audiovisual work, as a translation, as a supplementary work, as a compilation and/or as an instructional text. To the extent that any such Work Product is not a “work made for hire” under applicable law, then all of Service Provider’s rights, title and interests in and to such Work Product, together with all intellectual property rights embodied therein, shall stand assigned by Service Provider to Qualcomm pursuant to Section 8(e) below.

(c) Assignment of Work Product. All Work Product shall be promptly communicated to Qualcomm. As consideration for the fees paid/to be paid to Service Provider under this Agreement. Service Provider hereby assigns and agrees to assign in the future (when any such Work Product is first reduced to practice or fixed in a tangible medium as applicable) to Qualcomm in substantially the same form of assignment set forth in Exhibit C all of’ Service Provider’s rights. title and interest in and to all Work Product, and to any and all intellectual property rights therein or relating thereto, including but not limited to all patents and copyrights which have been or may be obtained with respect to such Work Product, effective immediately upon their conception, origination, creation, preparation or discovery thereof and determined regardless of the medium of expression thereof. Service Provider shall communicate to Qualcomm or its representatives all facts known to it respecting such Work Product. Further, whenever requested, Service Provider and its employee/personnel immediately shall execute a confirmatory assignment letter as per Qualcomm requirements for any such Work Product, together with any and all intellectual property rights therein or relating thereto, in such reasonable form as may be satisfactory to Qualcomm. and the Service Provider and its employee/personnel shall testily in all legal proceedings, sign all lawful papers and otherwise perform all acts necessary or appropriate to enable Qualcomm and its successors and assigns to obtain and enforce all available legal protections for all such Work Product in all countries. All Work Product shall become the exclusive property of Qualcomm and Service Provider and its employee/personnel shall be deemed to have assigned and relinquished all rights, title and interest in and to such Work Product by virtue of this Section 8(c).

6

(d) Service Provider Pre-Existing Intellectual Property. Qualcomm acknowledges that Service Provider may claim certain ownership rights in or to certain know-how, trade secrets, plans, designs and construction information, processes and flowcharts, formulas. manufacturing techniques, discoveries, inventions and ideas, product specifications, machinery, drawings, photographs, computer source codes, equipment, devices, tools and apparatus and any other engineering or other technical information that is in existence prior to the date of the Agreement, whether or not protected by law (“Pre-existing Intellectual Property”). To the extent that any such Pre-Existing Intellectual Property is (i) incorporated into the Work Product and (ii) has expressly been identified to Qualcomm in writing prior to the commencement of any Services hereunder such Pre-existing Intellectual Property shall remain the property of Service Provider and Service Provider hereby grants on behalf of itself and its affiliates, to Qualcomm and its affiliates a royalty-free fully paid-up, non-exclusive, unrestricted, unconditional, irrevocable, perpetual, worldwide right and license, with the right to sublicense to use, execute, reproduce, display perform. distribute copies of modify and prepare derivative works based upon such Pre-Existing Intellectual Property as may be necessary for Qualcomm to use the Work Product, including but not limited to Qualcomm’s right to provide such Pre-Existing Intellectual Property as embedded in final deliverables comprising the Work Product, to other third parties. This right and license also includes the right to make, have made use, sell, offer to sell, import and otherwise dispose of such Pre-Existing Intellectual Property under any patents that Service Provider or any of its affiliates owns controls or otherwise possesses a right to grant any rights thereunder or thereto.

(e) No License to Qualcomm Patents. Nothing in this Agreement shall be deemed to grant any rights (whether express. or by way of implication or estoppel or otherwise) under any patents patent applications or inventions of Qualcomm or any or its affiliates. Service Provider hereby acknowledges and agrees that it has no right by virtue of this Agreement to commercialize any product or service, or to offer to sell, sell, import or otherwise dispose of any product or service. Each party acknowledges and agrees that the exclusion of any rights from this Agreement with respect to the patents, patent applications and inventions of Qualcomm and its affiliates is not a derogation of the benefits of the rights provided in this Agreement, and that neither party shall take any inconsistent or contrary position as to this matter.

9.	REPRESENTATIONS, WARRANTIS AND CONDITIONS

(a) Right to Perform Services. Service Provider represents and warrants that it has the full right, power and authority to enter into this Agreement and perform the Services and its other obligations hereunder, and that its execution of this Agreement and its performance or the Services shall not result in a breach of or default under any other agreement to which Service Provider is a party or by which it is bound.

(b) Conflicts of Interest; Compliance with Laws. Service Provider represents and warrants that it shall not, during the term of this Agreement, accept any work or enter into any agreement or obligation inconsistent or incompatible with Service Provider’s obligations under this Agreement. Also. Service Provider represents and warrants that during the term of this Agreement, Service Provider shall remain in full compliance with all applicable laws, regulations and permit requirements, including but not limited to labor, safety, human rights and environmental laws.

(c) Open Source. Except as expressly permitted in a Statement of Work entered into with Qualcomm India Private Ltd. (“Qualcomm”) and solely with respect to software identified by Qualcomm in such Statement of Work as “open source”. Service Provider hereby agrees and shall cause its affiliates and subcontractors to agree. not to incorporate, link, distribute or use any third party software or code in conjunction with any Work Product or deliverable provided to Qualcomm under this Agreement (if any) in such a way that: (i) creates, purports to create or has the potential to create, obligations with respect to any Qualcomm software, including without limitation the distribution or disclosure of any source code: or (ii) grants, purports to grant, or has the potential to grant to any third party any rights to or immunities under any Qualcomm intellectual property or proprietary rights. Without limiting the generality of the foregoing, neither Service Provider nor any of its affiliates or subcontractors shall incorporate, link, distribute or use, in conjunction with the Work Product or any deliverable provided to Qualcomm, any code or software licensed under the GNU General Public License (“GPI.’”). Lesser General Public License (“LGPL”), Affero GPL (AGPL), European community Public license (“ECPL”), Mozilla or any other open source license in any manner that could cause or could be interpreted or asserted to cause any Qualcomm software (or any modifications thereto) to become subject to the terms or the GPL, LGPL, Mozilla or such other open source license.

7

Without limiting the generality of the foregoing, neither Service Provider nor any of its affiliates or subcontractors shall use any software or technology in a manner that will cause any patents. copyrights or other intellectual property which are owned or controlled by Qualcomm or any of its affiliates (or for which Qualcomm or any of its affiliates has received license rights) to become subject to any encumbrance or terms and conditions of any third party or open source license (including, without limitation, any open source license listed on http://www.opensource.org/licenses/alphabetical) (each an “Open Source License”). These restrictions, limitations, exclusions and conditions shall apply even if’ Qualcomm or any of its affiliates becomes aware of or fails to act in a manner to address any violation or failure to comply therewith. No act by Qualcomm or any of its affiliates that is undertaken under this Agreement shall be construed as being inconsistent with the intent to not cause any patents, copyrights or other intellectual property that are owned or controlled by Qualcomm or any of its affiliates (or for which Qualcomm or any of its affiliates has received license rights) to become subject to any encumbrance or terms and conditions of any Open Source license. Notwithstanding the terms and conditions set forth in this paragraph, Service Provider may cause such copyrightable material expressly identified by Qualcomm in an SOW to become subject to the terms and conditions of an Open Source License that is expressly approved by Qualcomm in such SOW (or in accordance with the open source training provided by Qualcomm to Service Provider). For the avoidance of doubt, Service Provider may not subject -Qualcomm Technologies, Inc.” software (and any and all Intellectual Property Rights therein) to the terms of an Open Source License.

(d) Proprietary Rights. Service Provider represents and warrants that 0) the Work Product shall he an original work of Service Provider and in performing the Services and furnishing Work Product, Service Provider shall not violate the proprietary rights of any third party: (ii) Service Provider has not transferred or assigned to any third party any proprietary rights in the Work Product: (iii) no portion of the Work Product shall be subject to any lien, encumbrance, security interest, or other restriction of any nature: and (iv) Service Provider has all rights necessary to grant to Qualcomm licenses to Service Provider’s Pre-Existing Intellectual Property.

(e) Services Warranty. Service Provider represents and warrants that all Services provided under this Agreement shall be performed in a timely manner and in accordance with highest applicable industry, government and professional standards. As a remedy for breach of the foregoing warranty. Qualcomm may elect. at Qualcomm’s option: (i) the re-performance of any Services not in compliance with this warranty at no additional cost to Qualcomm; or (ii) refund to Qualcomm of the purchase price of the Services. Notwithstanding the foregoing, this Section 9(e) in no way limits the other remedies available to Qualcomm under this Agreement.

(f) Work Product Warranty. Service Provider represents and warrants that all Work Products delivered shall be free from defects in workmanship and materials and shall be fit for the purposes for which such Work Products are intended. As a remedy for breach of the foregoing warranty. Qualcomm may elect, at Qualcomm’s option: (i) the replacement of non-conforming Products or work, which shall be accomplished by Service Provider at no charge to Qualcomm (ii) repair modification or adaptation of the non-conforming Work Products at Service Provider’s expense, or (iii) return of the non-conforming Work Products to Service Provider and a lull refund to Qualcomm of the aggregate purchase price paid therefore.

8

(g) Compliance with Anti-Corruption Laws. Service Provider represents and warrants to Qualcomm that in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving Qualcomm. Service Provider, and everyone acting on its behalf, will comply with and will not violate any Indian or other anti-corruption law or international anti-corruption standards, including but not limited to the U.S. Foreign Corrupt Practices Act, in connection with the services it has agreed to perform under this Agreement. Service Provider represents and warrants to Qualcomm that Service Provider has not, and covenants and agrees that it will not, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving Qualcomm, make, promise, or offer to make any payment or transfer anything of value, directly or indirectly, to any individual to secure an improper advantage. It is the intent of the parties that no payments or transfer of value shall he made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business.

(h) Disclaimer and Limitation of Liability. EXCEPT AS OTHERWISE EXPLICITY SET FORTH IN THIS SECTION 9, NEMIER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND. EMIER EXPRESS OR IMPLIED, STATUTORY OR OTHER WISE, INCLUDING, BUT NOT LIMITED TO. THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. F.XCEITI. FOR CONTRACTOR’S OBLIGATIONS UNDER SECTIONS 7 (CONFIDENTIALITY). 8 (PROPRIETARY RIGI ITS) 9 (REPRESENTATIONS, WARRANTIES AND CONDITIONS) AND 10 (INDEMNIFICATION), NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL. INCIDENTAL INDIRECT, EXEMPLARY OR CONSEQUENTIAL DAMAGIES ARISING OUT OF THIS AGREEMENT OR ANY RESULTING OBLIGATIONS, WHETHER IN AN ACTION FOR OR ARISING OUT OF BRF.ACII OF CONTRACT. TORT OR ANY OTHER CAUSE OF ACTION. AND EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. EACH PARTY AGREES THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF AN ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10.	INDEMNIFICATION

Service Provider shall defend, indemnify and hold Qualcomm. its affiliates and each of their respective officers, directors, employees, affiliates, agents and customers (each an -Indemnified Party-) harmless from and against any and all claims, losses, liabilities, damages, costs and expenses (including attorneys’ fees) arising from or related to (i) any breach or alleged breach by Service Provider of this Agreement including any representations and warranties made by Service Provider in this Agreement, (ii) any non-compliance with applicable law (iii) any negligence, recklessness, willful or intentional act or omission of Service Provider or any of its employees agents. representatives or subcontractors in the performance of the Services (at Qualcomm’s facilities or elsewhere) and (iv) any payments or liabilities for which Service Provider is or becomes liable (as described in Section 12 below). If any third party asserts or initiates any claim or action against any Indemnified Party for which Service Provider is responsible for indemnification under this Section 10. Qualcomm will promptly notify Service Provider of such claim or action where it becomes aware, provided however Qualcomm’s failure to provide such notice thereof in a prompt manner to Service Provider shall not relieve Service Provider from any obligations owed hereunder, except to the extent that Service Provider has been materially prejudiced by Qualcomm’s failure in giving such prompt notice. Qualcomm shall have the right to participate at its own expense in the defense of such claim or action, including any related settlement negotiations. No such claim or action shall be settled or compromised without Qualcomm’s express written consent which consent may be withheld or conditioned by Qualcomm at its sole discretion, including requiring the execution of a full and complete release or all claims and actions made against the Indemnified Parties by each party bringing any such claims or actions. Qualcomm shall have the right to withhold from any payments due to Service Provider the amount of Qualcomm’s actual and projected costs of defending or settling any such claim or action, plus any other reasonable additional amounts, as security for the performance by Service Provider or its obligations under this Section 10.

9

11.	INSURANCE

Service Provider shall maintain at its sole expense during the term of this Agreement: (i) Workers’ Compensation insurance as prescribed by the law of the state or nation in which the Work is performed; (ii) employer’s liability insurance with limits of at least US $1,000010 or equivalent to INR 45,000,000, for each occurrence; (iii) automobile liability insurance if the use of motor vehicles is required, with limits of at least US $1,000,000 or equivalent to INR 45,000,000 combined single limit for bodily injury and property damage per occurrence: (iv) Commercial General Liability (“CGL”) insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least US$1,000,000 or equivalent to INR 45,000,000 combined single limit for bodily injury and property damage per occurrence; (v) in the event that Service Provider’s employee(s) or subcontractor(s) are providing Services on Qualcomm premises, a fidelity bond (which includes third party liability) insuring against the dishonest act(s) committed by its employees assigned to Qualcomm’s premises under this Agreement. Service Provider shall maintain such fidelity bond in the amount of not less than US $1,000,000 or equivalent to INR 45,000,000. Service Provider shall have all CO. and automobile liability insurance policies endorsed to name Qualcomm as an additional insured. All such insurance must be primary and non-contributory and shall contain a provision waiving the insurer’s right of subrogation against Qualcomm. Prior to the commencement of any services, Service Provider will furnish Qualcomm with certificates of’ insurance which evidence the minimum levels of’ insurance set forth above. Qualcomm shall be notified in writing at least thirty (30) days prior to cancellation of or any change in the policy. Insurance companies providing coverage under this Agreement must be rated by | A-M Best | with at least an A-VII rating or equivalent rating in that state or nation.

12.	RELATIONSHIP OF THE PARTIES

(a) The Parties expressly intend and agree that Service Provider is acting as an independent contractor and not as an agent, employee or partner of Qualcomm. Service Provider understands and agrees that it shall not be entitled to any of the rights and privileges established for Qualcomm’s employees, including but not limited to retirement benefits; medical, life insurance or disability coverage: severance pay; and paid vacation or sick pay. Service Provider understands and agrees that Qualcomm shall not pay or withhold from the tees paid to Service Provider any sums customarily paid or withheld for or on behalf of employees for income tax, unemployment insurance, social security, workers compensation, or any other payroll or similar employment withholding tax, insurance or payment, and all such payments as may he required by law are the sole responsibility of Service Provider. Service Provider shall he solely responsible for all tax returns and payments required to be filed with or made to an. union, state or local las authority with respect to Service Provider’s performance of the Services and receipt of lees under this Agreement. Qualcomm shall have no responsibility for any of Service Provider’s debts, liabilities or other obligations or for the intentional, reckless or negligent acts or omissions of Service Provider or Service Provider’s employees or agents.

(b) All employees/personnel of the Service Provider shall remain the employees of the Service Provider and the Service Provider is and shall remain their employer. Qualcomm shall in no form or manner be construed as the employer of the employees/personnel. Further, all employees/personnel shall remain subject to the supervision and control of Service Provider, notwithstanding the fact that they may be performing services on the premises of Qualcomm.

10

(c) Qualcomm shall have no right or duty to compensate or remunerate or to hire or lire the employees/personnel of the Service Provider.

13.	TERM AND TERMINATION

(a) Initial Term. This Agreement shall become effective on the Effective Date and shall remain in effect until terminated in accordance with this Section 13.

(b) Termination for Convenience. Qualcomm may terminate this Agreement, or any SOW issued against it, at any time, with or without cause, effective thirty (30) calendar days after written notice to Service Provider.

(c) Termination for Cause. Service Provider may terminate this Agreement if Qualcomm breaches any material term or condition or this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice specifying the nature of the breach.

(d) Consequences of Termination; Return of Qualcomm Property. Services to be performed pursuant to this Agreement or any SOW shall came immediately upon any termination of this Agreement provided that Qualcomm may in its sole discretion permit any subsisting SOW to continue upon such terms as it deems fit and kw this purpose and this purpose alone the Agreement may continue till the SOW is completed /terminated. Upon expiration or termination of this Agreement or any SOW issued against it, if applicable, for any reason. Service Provider shall within Iwo weeks: i) return to Qualcomm all equipment, and ii) either return all documents and other materials containing any Qualcomm Information, all Work Product, and all copies thereof made by Service Provider or at Qualcomm’s written direction certify destruction or the same. Qualcomm’s sole obligation shall be to pay Service Provider in accordance with Section 2 (Consideration) the fees due for Services completed before such expiration or termination.

(e) Survival. Those provisions, which by their nature arc intended to survive the termination or expiration or this Agreement shall survive the termination or expiration or this Agreement.

14.	EXPORT COMPLIANCE ASSURANCE

Service Provider acknowledges that all hardware, software, source code and technology (collectively. “Products”) obtained from Qualcomm are subject to the US government export control and economic sanction laws, including the Export Administration Regulations (“EAR”, 15 CFR 730 et seq.) administered by the Department of Commerce. Bureau of Industry and Security, and the Foreign Asset Control Regulations (31 CFR 500 et seq.) administered by the Department of Treasury. Office of Foreign Assets Control (“OFAC”).

Service Provider assures that it, its subsidiaries, affiliates and subcontractors will not directly or indirectly export, re-export, transfer or release (collectively “Export”) any Products or direct product thereof to any destination, person, entity or end use prohibited or restricted under US law without prior US government authorization to the extent required by regulation. The US government maintains embargoes and sanctions against the countries listed in Country Groups E1/2 of the EAR (Supplement I to part 740). The Service Provider agrees not to directly or indirectly employ any Product received from Qualcomm in missile technology, sensitive nuclear or chemical biological weapons activities, or in any manner knowingly Export any Product to any party for such end use. Furthermore, Service Provider shall not Export Products listed in Supplement 2 to part 744 of the EAR for military end-uses, as defined in part 744.21 to the People’s Republic of China. Service Provider shall not Export any Product to any party listed on any of the denied parties lists or specially designated nationals lists maintained under said regulations without appropriate US government authorization to the extent required by regulation. Service Provider acknowledges that other countries may have trade laws pertaining to the Export, import, use, or distribution of Products, and that compliance with same is the responsibility of the Service Provider.

11

Service Provider agrees to notify Qualcomm prior to delivery if Products to be delivered or sold to Qualcomm are subject to the International Traffic in Arms Regulations (“ITAR”, 22 (CFR 120 et seq..________________________) or the Wassenaar International Munitions List (“IMI” ____________________). Service Provider agrees it will notify Qualcomm Export Compliance Department via c-mail at ____________________with Service Provider part number, purchase order number, and ITAR/IMI, number for Products subject to ’TAR or NI compliance. Additionally, any Products controlled under the ITAR or IMI delivered to Qualcomm shall he marked in accordance with US export law.

If Service Provider supplies personnel employed, hired, assigned or retained by Service Provider to work on-site at a Qualcomm location and/or with access to internal Qualcomm systems. Service Provider will first notify Qualcomm in writing via e-mail at if any such person is a national or citizen of a country other than the US or those listed in Supplement 3 to part 740 of the EAR. Service Provider shall be solely responsible for determining the nationality of IN employees and contractors.

Service Provider may not subcontract work involving the transfer of Qualcomm Products unless and until the terms in this Section 14 have been provided in writing to the subcontractor(s).

This Section 14 shall survive the expiration or termination of this Agreement.

15.	USE OF QUALCOMM PROPERTY

Should Qualcomm permit Service Provider to use any of Qualcomm’s equipment, tools, or facilities during the term or this Agreement Service Provider shall be responsible the any injury to any person (including death) or damage to property (including Qualcomm’s) arising out of’ use of such equipment tools or facilities whether or not such claim is based upon its condition or on the alleged negligence of Qualcomm in permitting its use. Service Provider shall take all necessary precautions to prevent injury to any persons (including employees or Qualcomm) or damage to property (including Qualcomm’s property) during the term of this Agreement. Unless already so marked by Qualcomm, Service Provider shall identify and conspicuously mark all Qualcomm property as belonging to Qualcomm and, upon request, shall promptly furnish Qualcomm with a list of all Qualcomm property being held by Service Provider.

16.	RECORDS AND TAX INFORMATION

During the term of this Agreement and for two (2) years thereafter. Service Provider shall maintain detailed and accurate records with respect to Service Provider’s performance of the Services, shall maintain such records in the manner required by applicable law and shall make such records available to Qualcomm upon Qualcomm’s request.

12

17.	ORDER OF PRECEDENCE

Except as specifically provided otherwise in this Agreement, in the event of any conflict between this Agreement and the other documents referenced herein, the following order of precedence shall be controlling: (a) this Agreement, (b) any exhibit hereto (“Exhibit(s)”), (c) any non-disclosure agreement between the Parties, (d) SOW, and (e) any Qualcomm purchase order. Notwithstanding the foregoing, to the extent that the terms of a SOW explicitly override the terms of the Agreement, such SOW’s terms shall take primary precedence with respect to performance of that SOW.

18.	TAXES

(a) Unless required by applicable law, all amounts due Service Provider shall he paid without deduction for any levies or charges of any nature which may be imposed. Qualcomm will be solely responsible for any and all applicable taxes, including but not limited to sales and use taxes, value added tax, excise tax, consumption tax, customs duties or similar charges or fees, and any funds received by Service Provider from Qualcomm as payment for the foregoing taxes will be remitted by Service Provider to the applicable taxing authority. At the request of Qualcomm, Service Provider will provide documentation reasonably satisfactory to Qualcomm evidencing payment of such taxes by Service Provider to the applicable taxing authority.

(b) Notwithstanding the foregoing, if Qualcomm is required by applicable law to withhold taxes from any payment due Service Provider, then the amount due to Service Provider in respect to such payment shall be reduced by the amount of such withholding; then Qualcomm will deliver to Service Provider a tax withholding certificate or similar documentation reasonably satisfactory to Service Provider evidencing payment of any such withholding. Upon receipt by Service Provider of the tax withholding certificate, the portion of the invoice represented by the tax withholding certificate will be deemed fully paid.

(c) Service Provider shall provide to Qualcomm all documentation (including, without limitation, the necessary withholding application, form, or residency certificate) required for the application of any applicable Double Taxation Agreement. Such documentation shall he delivered promptly after Qualcomm’s request and it shall be true correct and complete as of the date or the delivery. If valid documentation is not provided, the federal statutory withholding rate will be applied instead of the withholding rate provided by the applicable Double Taxation Agreement. Service Provider acknowledges that California withholding will apply to Services performed in the State of California unless Service Provider provides proper certification that it is exempt from California withholding (e.g. Form 590).

19.	WORK AUTHORIZATION

Service Provider represents that, prior to commencing performance it has verified employment authorization for each Service Provider employee who will be providing services to Qualcomm. In the case of foreign nationals needing sponsored work authorization. Service Provider shall obtain and shall ensure proper work authorization remains in force for all Service Provider employees who are providing services to Qualcomm.

20.	QUALCOMM’S HIRING POLICN AND NONCOMPETE:

(a) Qualcomm shall not hire a Service Provider employee/personnel as an employee of Qualcomm before eighteen (18) months of Service Provider employee/personnel assignment to the Services as described any Statement of Work have elapsed. Alter the eighteen (18) months of Service Provider employee/personnel’s assignment to the Services as described in the Statement of Work have lapsed, or who have resigned during or after the Services have been performed. Qualcomm shall be eligible to hire a maximum or six (6) engineers in Engineering Band 1 and II over the course or the next twelve (12) month period and any subsequent twelve (12) month period thereafter. Before rolling out the offer to Service Provider employee/personnel, the contractual representatives or both Qualcomm and the Service Provider shall review the possible impact, if any of such hire by Qualcomm, on the contractual terms or on the Services as described any relevant Statement or Work and waive any notice period requirements. Service Provider agrees that it will not have agreements with the Service Provider employee/personnel that would prevent them from working for Qualcomm. The above section does not apply to preexisting candidates of Qualcomm or temporary employees who are covered under the terms and conditions of a separate Staffing Agreement between the Parties.

13

(b) The Service Provider hereby agrees that it shall not in any manner assign/transfer/permit its employees/personnel who are providing Services under this Agreement to provide similar or other services to a competitor of Qualcomm without the express prior written consent of Qualcomm and without an agreed cool off period. In the event that a cool off period is not identified it will be deemed to be a period of at least six months after provision of services to Qualcomm. It is agreed that the said provision will not apply in the event of cessation of service/voluntary termination on the part of the personnel/employee of the Service Provider however the Service Provider shall make good faith efforts to notify Qualcomm in the event that it becomes aware of any of its earlier personnel/employees taking up employment with a Qualcomm competitor.

21.	GENERAL PROVISIONS

(a) Notices and Invokes. All notices given by either Party under this Agreement must be in writing and delivered by postage prepaid certified mail (return receipt requested) overnight courier, or facsimile with confirmation, to the address first set forth above on page one with cc to:

QUALCOMM India Private Limited	Borqs Software Solutions Pvt. lid.
Attn: Qualcomm’s Legal Counsel	Ann: Hareesh Ramanna
DEF Centre. 3"1 Floor. Parliament Street.	Prestige Al Kareem. Ground Floor,
New Delhi, India 110001	#3 Edward Road, Bangalore - 560052
India

And a copy to

QUALCOMM India Private Limited

Plot No 125 - 127. EPIP IInd Phase, Whitefield, Bangalore -560066

Attn: Legal Counsel

Notices will be effective upon receipt or when delivery is refused. Each Party may change its address by giving notice to the other Party of the new address.

(b) Assignment. Service Provider shall not assign any of its rights or obligations under this Agreement without the express prior written consent of Qualcomm: any attempted assignment in violation of the foregoing shall be void. This Agreement shall he binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

At no additional cost and without the prior consent of Service Provider, Qualcomm shall have the right to assign this Agreement or any rights, obligations or interests under this Agreement to (i) any Qualcomm affiliate in which Qualcomm directly or indirectly owns at least a majority equity interest or (ii) a Spin-off Entity, in each case so long as such assignee agrees to be hound by the terms and conditions of this Agreement or a replacement version of this Agreement. A “Spin-off Entity- is defined as an entity into which Qualcomm has divested some of its properties, assets, and/or subsidiaries, and the capital stock of which has been distributed to some or all of Qualcomm’s stockholders. Qualcomm will notify Service Provider in writing of any assignment pursuant to this section.

14

(c) Injunctive Relief. Service Provider acknowledges that any breach of Sections K (Proprietary Rights) or 9 (Representations, Warranties and Conditions) of this Agreement by Service Provider would cause irreparable damage to Qualcomm for which monetary damages would he inadequate. Accordingly, Service Provider agrees that injunctive relief is an appropriate remedy for any such breach, in addition to all other remedies Qualcomm may have. Subject to Clause 21(c), the Courts of Bangalore shall have the jurisdiction and (Or all matters in connection with this Agreement.

(d) Governing Law. All matters arising in connection with this Agreement or the enforcement or construction thereof will be governed by (without regard to conflict-of-laws provisions) and resolved in accordance with the laws of India.

(e) Dispute Resolution. The Parties shall try and resolve all disputes through mutual negotiation in good faith. All disputes arising out of or in connection with the Agreement and which remain unresolved by such good faith negotiation within thirty (30) days of either Party seeking such negotiations, shall be submitted to binding arbitration in accordance with the Arbitration and Conciliation Act. 1996 or any other corresponding law for the time being in force before a single arbitrator to be mutually decided by the Parties. In case the parties are unable to mutually agree on an arbitrator, the arbitration shall he conducted by a panel of three arbitrators, one to he appointed I y each Party and the two appointed arbitrators shall appoint the third arbitrator who shall serve as the chairman of the panel. The place of arbitration will he Delhi • India. The language of the arbitration shall be English. The arbitrator’s decision shall he final and binding. Notwithstanding the determination by the Parties to utilize arbitration as specified above for resolution of disputes arising out of or in connection with this Agreement, nothing herein shall preclude Qualcomm from seeking and obtaining from a court of competent jurisdiction appropriate injunctive relief, to prevent a breach of this Agreement or to otherwise maintain the status quo pending outcome of any arbitration proceeding. Service of process in any suit, action or arbitration proceeding may be made in any manner permitted by applicable law.

(f) Attorneys’ Fees. The prevailing Party in any dispute, litigation or arbitration between the Parties relating to this Agreement shall be entitled to recover its reasonable attorneys’ fees and court costs, in addition to any other relief it may be awarded, from the non-prevailing Party.

(g) Severability; Non-Waiver. If any provision of this Agreement is held to be illegal, unenforceable or invalid by any court of competent jurisdiction, the remaining provisions hereof shall remain in full cause and effect. The failure or delay of either Party to enforce at any time any provision of this Agreement shall not constitute a waiver of such Party’s right thereafter to enforce each and every provision or this Agreement.

(h) Headings. The section holdings appearing in this Agreement are inserted only as a matter or convenience and in no way define, limit, construe, or describe the scope or extent or such section or in any way affect this Agreement.

(i) Entire Agreement; Modification. This Agreement, together with the attached exhibits, constitutes the entire agreement between the Parties and supersedes all prior oral or written negotiations and agreements between the Parties with respect to the subject matter hereof: No modification or amendment of this Agreement (including any exhibit hereto) shall be effective unless in writing signed by both Parties.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall he one and the same agreement.

15

In Witness Whereof, the Parties have executed this Agreement as of the Effective Date through their duly authorized representatives.

Attachments:

Exhibit A - Service Fees and Reimbursement

Exhibit B - Off-Site Design Center Requirements, Terms and Conditions

Exhibit C - Acknowledgement of Proprietary Information and Confidentiality between Service Provider/Employer and its Employee/Personnel

Exhibit D - Deed of Assignment

16

EXHIBIT A

SERVICE FEES AND REIMBURSEMENT

Qualcomm has requested, and Service Provider has agreed that Service Provider shall provide a secure. dedicated off-site design center (the “OD(”) subject to the provisions in this Exhibit A titled -Service Fees and Reimbursement- and Exhibit B titled “‘Off-Site Design Center Requirements, Terms, and Conditions- located at Service Provider’s facility at Prestige Al Kareem. II Floor. 113 Edward Road. Bangalore - 560052. India.

Job Area/Category/Position	Technology Category	Location	Daily Service Rate in US Dollars
Software Testing	Software Test Engineer	India	$162.00
Software Development	Software Dev Engineer	India	$219.00

Service Provider shall he paid Service Fees for performing the Services by either: (i) a firm fixed fee for the performance of the Services, or (ii) a daily fee per engineer based on the above daily service fees. When quoted as a firm fixed fee Service Provider’s bid to Qualcomm shall contain the resource plan for the resource portion of the bid and will not exceed the daily rates for services shown above for the performance of the Services. To clarify, these fees do not include any additional fees associated with the performance of the Services in the Service Provider’s ODC

Qualcomm shall pay to Service Provider the daily time and material fees as shown above for all time and material projects as agreed upon in a Statement of Work (“SOW”) for the performance of the Services or in the case of a firm fixed fee. Service Provider’s resource plan for the resource portion of the SOW bid shall not exceed the daily service fees as shown above for the performance of the Services.

The specified fees shall include all elements of cost including but not limited to services rendered, overhead, general and administrative expenses, all Offsite Design Centre costs and any applicable taxes and profit other than i) out of pocket expenses authorized by Qualcomm and ii) India service tax, which will be captured as a separate line item. Notwithstanding anything to the contrary, Qualcomm’s total payment obligation under this Agreement shall not exceed the aggregate total amount authorized in accordance with the applicable SOW(s).

To support payment for Services provided on firm fixed fee basis, each invoice submitted shall state the; (i) monthly payment as detailed in the SOW, (ii) any India service tax shall be included on a separate line, and (iii) all authorized out of pocket expenses for which reimbursement is requested which shall be accompanied with proper documentation.

17

To support payment for Services provided on a time and material bases, each invoice submitted shall state the; (i) individual’s name, (ii) number of days Services performed by such individual during the period for which the invoice is submitted. (iii) resource category of the individual, (iv) any applicable 01X” Fees shall be included on a separate line, (v) any India Service tax shall be include(‘ on a separate line, and (vi) all authorized out of pocket expenses for which reimbursement is requested shall be accompanied with proper documentation.

NOTE: When prices quoted and/or amounts invoiced will include applicable taxes, Service Provider shall clearly identify, on the invoice, the type and rate of tax being applied, as well as the jurisdiction imposing the tax. Each invoice shall include a statement by the Service Provider indicating that the Service Provider’s overhead and 00C fee is included in the invoiced amount.

In the event that travel is required of Service Provider in connection with its performance of the Services and is expressly stated in the applicable SOW. Service Provider shall be authorized in accordance with the SOW for such travel, provided that, Service Provider adheres to the guidelines set forth in this Exhibit A.

If applicable, Qualcomm shall reimburse Service Provider for reasonable and necessary out of pocket expenses pm-approved in connection with its performance of the Services, authorized in accordance with Qualcomm’s Travel Management Policy then in effect, and supported by reasonably detailed documentation. All such out or pocket expenses shall be itemized on each invoice submitted to Qualcomm and shall be accompanied by the appropriate supporting documentation. The following costs shall not be charged to Qualcomm: (a) local transportation costs of travel to and from Qualcomm’s offices (b) local telephone service and calls: and (c) office stall and supplies used in the normal course of performing the Services. Qualcomm’s total payment obligation under this Agreement shall not exceed the aggregate total amount authorized in accordance with the applicable SOW(s).

Qualcomm’s Travel Management Policy includes the following guidelines to be adhered to Service Provider:

(i)	The lowest fares available, coach, or less expensive fares, are to be used on all nights (business or first class. full tare bookings are not reimbursable unless approved in advance by Qualcomm).

(ii)	Rental cars up to mid-size are acceptable unless three (3) or more individuals are traveling together, in which case a hill-size car is allowed, luxury car rentals will not be fully reimbursed unless the rate is equal to or lower than the authorized car size. Special equipment and accessory charges such as a luggage rack, snow tires. etc., should be explained on the invoice. Charge for rental car telephones is not reimbursable.

(iii)	Meals and incidental expenses will be reimbursed based on reasonable and actual expenses incurred. (When receipts arc required, Service Provider must submit original meal receipts displaying itemized purchases and/or the credit card receipts. No handwritten meal stubs will be accepted).

(iv)	Hotels should not exceed a rate of $150.00 per night, unless otherwise agreed to and approved in advance by Qualcomm.

Invoices. Service Provider shall be paid only upon submission of invoices to Qualcomm. For Services provided on a time and material basis, invoices shall be submitted on a monthly basis for Services performed and/or other fees the prior month. For Services provided on a firm fixed fee basis, invoices shall be submitted pursuant to the schedule set forth in the individual SOW. Invoices for reimbursement of out of pocket expenses, if any, should be on a separate invoice. All invoices shall be submitted to the mailing address or email address set forth below:

18

QUALCOMM INDIA PRIVATE LTD.

Attn: India.ap@qualcomm.com

Building No. 8, 5th Floor Mind Space

Raheja IT Park Hitec City

Madhapur, Hyderabad Andhra Pradesh 500 081, India

All invoices shall cite Qualcomm’s applicable purchase order number and shall contain the information and supporting documentation specified in this Exhibit A. Qualcomm shall pay all properly submitted and undisputed invoices within thirty (30) days after receipt of such invoice.

19

EXHIBIT B
Off-Site Design Center (ODC) Security Requirements, Terms, and Conditions

A.	Security Program. Service Provider shall adhere to a security program that meets industry best practices and shall regularly perform both external and internal vulnerability scanning. In the event that Service Provider does not have a formal security program, prior to Service Provider providing services to Qualcomm, Service Provider shall notify Qualcomm’s Information. Security & Risk Management team of such (through the Qualcomm Point of Contact). In response. Qualcomm will review Service Provider’s security practices for approval.

B.	Physical Security Requirements. Qualcomm will control and manage the access control devices and CCTV systems in the ODC space that is physically and logically separate from the Service Provider’s general systems. The Service Provider must provide a list of employees that require access to the °DC to complete their job duties for Qualcomm’s approval and authorization. When needed, Qualcomm reserves the right to re-key any applicable entry doors to the ODC space that would override the access control system.

Qualcomm reserves the right to require, maintain, and control additional reasonable physical and logical security controls for the UDC during the term of the agreement. Additional controls will be implemented at Qualcomm’s expense, unless the additional controls are a direct result non-compliance with the provisions of this agreement, in which case the Service Provider will be responsible for the cost.

C.	Equipment. Each Party agrees to perform all ongoing maintenance and technical support on the Equipment for which it is responsible and each Party further agrees that printers are prohibited in the DIX environment. The following is the Equipment to be provided by Qualcomm and Service Provider to support Service Provider’s location within the ODC’ and shall remain within the ODC premise at all times:

20

Equipment	Qty	Specs	Purchased by	Responsible Party
Engineering Desktops with default Windows OS	1 per Consultant	TBD	Service Provider	Service Provider
File Server and admin host	1	TBD	Service Provider
Fixed Lines		Service Provider Standard - are they VOW enabled PSTN. No VoIP)	Service Provider	Service Provider
Access control equip	1	ADT equipment	Service Provider (Qualcomm payment included in ODC fee)	Qualcomm
CCTV cameras	1	ADT equipment	Service Provider (Qualcomm payment (included in ODC fee)	Qualcomm
Microsoft Office Suite	1 license per consultant	Most recent CIA version	Service Provider	Service Provider

D.	Access. Qualcomm employees, subcontractors, and authorized agents with proper identification and complying with Service Provider’s standard access procedures shall be permitted into Service Provider’s facility to access the UDC.

E.	Audits. Qualcomm reserves the right to perform periodic audits of Service Provider’s ODC facilities systems and records to ensure compliance with the terms of the Agreement. These audits may be performed by Qualcomm or its designated agents upon reasonable notice to Service Provider. The information requested by Qualcomm shall be provided promptly following Service Provider’s receipt of the request. For emergency situations or situations arising out of Force Majeure. Qualcomm and Service Provider will follow defined and mutually agreed upon emergency response and disaster recovery plans that shall he established by mutual agreement of the Parties within a reasonable period of time alter the ODC becomes operational. Qualcomm, or its designated third party, will have the right to audit:

a.	General Controls - General controls implemented by Service Provider’s Information Security function to comply with the provisions of this agreement, as well as specific controls listed below.

21

b.	Network segregation Penetration testing procedures may include tests that verily all Qualcomm equipment is physically and/or logically segregated from the Service Provider network. Additionally, other monitoring tools and activities may be deployed by Qualcomm to assure the ODC has remained segregated from Service Provider’s network.
c.	Physical Security- Badge access logs and access control lists related to the ODC space and its access.
d.	Physical Security - CCIA/ recordings as requested.
e.	Physical Security - Processes and procedures in place to prevent removable data storage devices in the ODC.
f.	Physical Security - Processes and procedures in place to the removal of Qualcomm equipment from the ODC.

F.	Technical Controls.

a.	With respect to Service Provider IT infrastructure, servers, databases, or networks that process, store, or transmit Data. Service Provider shall adhere to the following password parameters, i.e., each password shall:

i	Be at least eight characters in length;

ii	Include a combination of letters and numbers:

iii	Include at least one special character, such as ! & @ * ?:

iv	Never be shared; and

v	Must be changed no longer than every 180 days.

b.	With respect to IT infrastructure, servers, databases, or networks that process, store, or transmit Data, Service Provider shall use the following technical security controls where applicable (and keep them current by incorporating and using all commercially available updates):

vi	Network Protection.

vii	Network based firewalls:

viii	Network intrusion detection systems.

Client Protection.

-	A commercially supported anti-virus software program on systems that are commonly susceptible to virus and malware attacks;
-	Host-based firewall/intrusion prevention software that blocks activity not directly related to or useful for business purposes;
-	A vendor supported operating system with all critical patches and security fixes installed.
-	System and Software Protection.
-	All system and applications associated with Data must utilize secure authentication and authorization mechanisms.
-	All Service Provider-developed applications associated with Data must be designed and implemented using secure coding standards and design principles (e.g. (OWASP) Operating systems must he hardened according to industry best practices (e.g. NISI’ 800 series, NSA guidelines, CIS benchmark, etc.)

22

Encryption.

-	Service Provider shall utilize only industry recognized encryption algorithms with a minimum key length or 256 hits.

Data Security.

-	Removable data storage devices are prohibited in the ODC. Service Provider will take appropriate steps to prevent its employees from violating this requirement including regular verbal and written reminders, signage posted on entrance/exit doors to the ODC, and regular audits of removable data storage device usage. Qualcomm can request copies of the audit reports at any time during the course of the project. Any Data that Service Provider handles or gains access to shall he processed, stored and/or transmitted by Service Provider solely on designated servers or media.
-	All transmission or exchange of Data by Service Provider shall be performed utilizing industry recognized secure protocol standards, such as HTTPS, IPSIV, and SSII.
-	Service Provider shall prohibit its employees and agents from removing any Qualcomm equipment from the ODC.
-	In the event that Qualcomm is able to establish USB over IP functionality on the equipment located at the ODC, Service Provider agrees that Qualcomm shall have the right to remove or disable all USB connectivity from equipment located at the ODC.

G.	Incidents. Service Provider shall report all incidents involving any type of security breach or unauthorized access to Data (“Incident”) Qualcomm IT Security (isrmir.ext@qualcomm.com). Promptly after discovery of an Incident and at no additional cost to Qualcomm, Service Provider shall: (i) immediately institute appropriate controls to maintain and preserve all electronic evidence relating to the Incident in accordance with industry best practices, and (ii) provide an initial report to Qualcomm providing: (a) a list of the Data that was subject to the breach or unauthorized access, (b) the time and date the breach or unauthorized access occurred, and (c) if ascertainable, a list of any Data that was copied or otherwise removed from the applicable systems (“Initial Incident Report”). Also, at no additional cost to Qualcomm, Service Provider shall provide Qualcomm a root cause analysis of the security breach and/or unauthorized access to Data. Service Provider shall use good faith efforts to provide the Initial Incident Report within one business day after discovery (lithe Incident, and to provide a root cause analysis within one week after discovery of the Incident. In the event any Incident of security or confidentiality by Service Provider or its agents requires notification to an individual under any Privacy Law, Qualcomm will have sole control over the timing, content, and method of notification and Service Provider will promptly reimburse Qualcomm for all costs and expenses incurred as a result attic Incident, including but not limited to, notice, print and mailing costs, and the costs of obtaining credit monitoring services and identity theft insurance kw the individuals whose Personally Identifiable Information was or may have been compromised as well as any damages or compensation Qualcomm may be required to pay by a court of law or other legal forum or regulatory body under any Privacy law.

H	Termination. Within 30 days after termination of this Agreement, or within seven days after the request by Qualcomm (whichever occurs first), Service Provider shall (i) electronically erase. destroy, and render unreadable all Data, or (ii) physically destroy Data through shredding all physical media containing such, or (iii) provide with all physical media containing Data. Service Provider shall certify in writing to Qualcomm that these actions have been completed.

At Qualcomm’s request, at any time and at Qualcomm’s discretion, Service Provider, and any third Parties to whom Service Provider has transferred or made available Data, shall return some or all Data to Qualcomm and purge all copies from all systems.

23

H.	Compliance. If Service Provider violates any of the security provisions set forth in this Exhibit, Service Provider shall: (i) immediately notify Qualcomm, (ii) cooperate with any investigation by Qualcomm or independent third Parties, and (iii) remedy the violation promptly. The obligations of this section shall apply in addition to any other rights Qualcomm may have under such circumstances. The subjects to whom the Data relates shall he third Party beneficiaries of this section with a right to directly enforce this section against Service Provider under the laws of the jurisdiction in which the subject resides or has its principal place of business.

I.	Network Access. Qualcomm shall provide, control, and manage an IPScc point to point access over leased line as required for Service Provider to perform the Services described in this agreement.

24

EXHIBIT C

ACKNOWLEDGEMENT OF PROPRIETARY INFORMATION AND CONFIDENTIALITY OBLIGATIONS IWI’WEEN SERVICE PROVIDER/EMPLOYER AND ITS EMPLOYEE/PERSONNEL.

1. Nondisclosure. In connection with my employment by _____________ (“Service Provider /Employer”), I may gain access to certain confidential and/or proprietary information of Qualcomm India Private Limited (“Qualcomm”) or its parent or affiliates during the period of my assignment at Qualcomm. This information may include, but may not be limited to, matters (i) of a technical nature (such as products. discoveries, specifications, inventions, software, computer programs, and similar items), (ii) °fa business nature (such as cost, profit, marketing or customer lists) or (iii) pertaining to future operations and developments, all of which is of a confidential nature and which contains valuable trade secrets and know-how proprietary to Qualcomm (the “Information”). Service Provider /Employer has entered into an agreement with Qualcomm effective as of ___________2013 (the “Agreement”) pursuant to which Service Provider/Employer has agreed to certain confidentiality obligations with respect to the Information. Therefore, as a condition of my receiving access to the Information, and for other good and valuable consideration including, but not limited to, the compensation paid by Qualcomm to Service Provider /Employer in connection with my assignment at Qualcomm, I agree to the following:

In particular, and without limiting the foregoing. I acknowledge and understand that the Information to which I will gain access is the confidential and proprietary information of Qualcomm and I agree I will (i) not remove such Information from its site unless needed as part of your assignment or if authorized by Qualcomm management; (ii) not disclose, or permit disclosure of, any Information without the prior written consent of Qualcomm; (iii) promptly notify Service Provider /Employer and Qualcomm of any such unauthorized use or disclosure of which I learn: (iv) limit use of such to the extent necessary to perk= my assignment at Qualcomm: and (v) return to Qualcomm any and all copies of the Information in my possession or control, and any portion thereof, whether prepared by me or not, promptly upon receipt of notice from Service Provider /Employer or Qualcomm requesting such return or upon termination of my assignment at Qualcomm. I further acknowledge that my right of access to the Information expires upon termination of my assignment at Qualcomm, either by notice from Service Provider /Employer or Qualcomm. I acknowledge and agree that my obligations set forth herein (and in the Agreement) regarding the non-disclosure non-use and/or return of the Information shall survive any such termination or expiration of my access to the Information.

2. Assignment of Work Product. I promise to promptly and fully disclose to Service Provider /Employer and hereby assign, transfer and convey to Service Provider /Employer all my entire right, title and interest in and to any and all (i) inventions, discoveries, developments. formulae, processes, improvements, ideas and innovations, and (ii) computer programs, sales brochures, reports, and other works of authorship (and all proprietary rights, including but not limited to trade secret rights, patent rights, copyrights, mask work rights and all other rights throughout the world in connection therewith) whether or not patentable or registrable under copyright or similar statutes, made, conceived, reduced to practice, authored, or fixed in a tangible medium of expression by me, either alone or jointly with others, which results from my work or socialization with Qualcomm (hereinafter collectively’ and severally referred to as “Work Product”). I do hereby release Service Provider /Employer including its successors, assigns. Affiliates, subsidiaries, licensees, directors, employees, agents and representatives (each a “Affiliate”) from any and all claims by me by reason of any use or disclosure by Qualcomm or a Affiliate of any Work Product. Further I hereby agree, whenever requested by the Service Provider /Employer. to immediately execute a confirmatory assignment or any particular items(s) of Work Product in a form substantially similar to the deed of assignment set out in Exhibit D of the Agreement or in any other from satisfactory to the Service Provider /Employer, to testify in all legal proceedings, sign all lawful papers and otherwise perform all acts necessary or appropriate to enable Service Provider / Employer and its successors and assigns to obtain and enforce all available legal protections for all such Work Product in all countries, for which Service Provider /Employer will reimburse my reasonable out -of pocket expenses. In the event that Service Provider /Employer, is unable for any reason whatsoever to secure my signature to any lawful or necessary document, including but not limited to those required to apply for or execute patent, copyright, trademark or similar applications or assignments in relation to the Work Product, as deemed reasonably necessary by Service Provider Employer to carry out the purpose of this acknowledgement. I irrevocably appoint Service Provider / Employer and it’s duly authorized officers and agents as MY attorney in fact and at law to execute and file any such application, assignment or document and do all other lawfully permitted acts to further the procurement and maintenance of patents, copyrights, trademarks and other proprietary rights in relation to the Work Product, with the same legal force and effect as if executed by me.

25

3. Third Party Beneficiary. I acknowledge that Qualcomm is a third-party beneficiary to this acknowledgment since this acknowledgment contains provisions which relate to my access to and use of the Information. I understand that such provisions are made expressly for the benefit of Qualcomm and are enforceable by Qualcomm in addition to Service Provider /Employer.

Signature:	DATE

Printed Name:

26

EXHIBIT D

STAMP DUTY TO BE PAID UNDER THE INDIAN STAMP ACT ON THE CONSIDERATION

DEED OF ASSIGNMENT

This ASSIGNMENT is made on this on this _____ day of _________, 2013

BETWEEN

______________ of the One Part (hereinafter referred to as “the Assignor”)

And

_______________ (hereinafter referred to as “the Assignee”) or the Other Part.

WHEREAS the Assignor is the proprietor of the _______________, as set out in the schedule attached hereto (hereinafter referred to as “IP Rights”)

AND WHEREAS the Assignor has agreed to assign the IP Rights to the Assignee for consideration hereinafter appearing.

NOW THIS DEED WITNESSETH that in pursuance of the _______________, Agreement between the Assignor and the Assignee and in consideration of the sum of US One Dollar (US$1.00) duly paid to the Assignor by the Assignee, the receipt of which is hereby acknowledged, the Assignor hereby assigns the IP Rights worldwide to the Assignee in perpetuity to hold the same unto the Assignee, its successors and assigns absolutely.

IN WITNESS WHEREOF the Assignor and the Assignee have caused their name and seal to be hereunto affixed the day and year first above written.

SEAL	For (Assignee)

ATTEST

SEAL	For (Assignee)

ATTEST

27